Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin Lowery
(212) 836-2674	(412)553-1424

Strong Cost Savings Help Offset Higher Energy Prices,
Driving Alcoa’s Income From Continuing Operations Higher
Sequentially and Year-Over-Year

Highlights of the quarter:

•	Income from continuing operations was $0.23 per diluted share versus a loss of $0.15 in the previous quarter and income of $0.22 in the year-ago quarter

•	Revenue was $5.11 billion, up from both the prior and year-ago quarters

•	Gross margin expanded sequentially from 19.2 percent to 20.3 percent

•	Cost savings were $52 million in the quarter, bringing the Company’s annual run rate on savings to $808 million

•	Every segment of the business demonstrated improved sequential profitability except Packaging and Consumer, which experienced seasonal declines.

Pittsburgh, PA — April 4, 2003 — Alcoa today reported income from continuing operations in the first quarter of $195 million or $0.23 per diluted share compared to a loss from continuing operations of $125 million or $0.15 per diluted share in the previous quarter. The loss in the fourth quarter of 2002 included restructuring charges, goodwill impairment and losses on divestitures totaling $258 million. (See attached schedule.) Income from continuing operations was $184 million or $0.22 per diluted share in the first quarter of 2002.

“We are focused on managing what is under our control in a challenging business environment,” said Alain Belda, Chairman and CEO of Alcoa. “Despite significantly higher energy prices which offset more favorable metal prices, we achieved solid cost savings results from the restructuring undertaken over the last two years as well as synergies from acquired businesses. Every segment of the business demonstrated improved profitability except for Packaging and Consumer, which experienced typical seasonal declines. Given the uncertain economic and geopolitical outlook today, we will keep our focus on controlling costs, improving productivity, and building closer connections to our customers.”

Cost Savings

The company achieved $52 million in savings in the quarter. Consistent with Alcoa’s approach since its first cost challenge in 1998, the savings number includes the effect of higher benefit costs, but excludes changes in energy prices due to volatility. Energy costs in the first quarter of 2003 were $75 million higher than the fourth quarter 2002 and $110 million higher than first quarter 2002. Benefit costs were $25 million higher than the previous quarter.

The cost savings were driven in large part by accelerating the benefits of prior years’ restructurings and the continued implementation of the Alcoa Business System. Despite higher energy and raw material costs, the company’s margin improved 110 basis points to 20.3 percent of sales in the quarter. Alcoa has now achieved $808 million toward its $1 billion cost savings goal by the end of 2003 and remains solidly on track to meet that challenge.

Markets

Sales were $5.11 billion up from $5.06 billion in the fourth quarter of last year – and up 4% from $4.9 billion in the first quarter of 2002. Sequentially, higher upstream pricing and the inclusion of Fairchild Fasteners revenues offset seasonal declines in the packaging and consumer markets. While the aerospace, industrial gas turbine and commercial building markets remain soft, the company benefited from aggressive cost cutting in businesses serving those markets. Automotive markets remained strong in the quarter while residential construction weakened due to severe winter weather in the U.S.

Acquisitions and Divestitures

Fairchild Fasteners, a part of Alcoa Fastening Systems since December 2002, has already achieved $19 million in annualized synergies. These savings are excluded from the $1 billion cost challenge. Alcoa continues to pursue the divestiture of non-core businesses announced earlier this year, and expects to use proceeds from those sales to pay down debt.

Customers

Alcoa continues to strengthen its performance by developing innovative products that add value for its customers. Introduced last summer, Reynolds Wrap® Release®, an innovative new non-stick foil, has now established a strong presence in the North American market. Almost five million households throughout the United States have already tried Reynolds Wrap® Release® and almost 50% of these consumers have plans to come back for more — twice the number of consumers who typically make a repeat purchase of a new product in this market.

Alcoa Dura-Bright® wheels continue to gain acceptance in the market and are on track to triple sales from the previous year. Dura-Bright® wheels have been used primarily in transit bus and motor home applications, and are now being rapidly adopted in trucks and trailers. They were named as one of the top 50 new products for 2002 by Heavy Duty Trucking magazine.

Alcoa was also selected to supply metallic solutions for regional and business jets to Bombardier.

Accounting Change and Other Items

In the first quarter of 2003, Alcoa adopted Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations.” The cumulative effect of adopting this standard was a one-time, non-cash charge of $47 million. Including this charge, Alcoa’s net income for the quarter was $151 million. Net income in the first quarter of 2002 included a one time, non-cash gain of $34 million upon adoption of FAS No. 142.

Sequentially, the negative impact of foreign currency translation and lower non-operating income were partially offset by higher equity earnings.

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, precision castings, and electrical distribution systems for cars and trucks. The company has 127,000 employees in 40 countries. More information can be found at www.alcoa.com

Alcoa Business System

The Alcoa Business System is an integrated set of systems, tools and language organized to encourage unencumbered transfer of knowledge across businesses and borders. It focuses on serving customer demand by emphasizing the elimination of all waste and making what the customer wants, when the customer wants it.

Forward Looking Statement
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the company’s inability to achieve the level of cost savings or productivity improvements anticipated by management, including possible increases in the cost of doing business resulting from war or terrorist activities; and other risk factors summarized in Alcoa’s SEC reports.

FINANCIAL REPORT
Alcoa and subsidiaries
Supplemental Net Income and EPS Information (unaudited)
(in millions, except per-share amounts)

	Net Income			Diluted EPS

	1Q03	4Q02	1Q02	1Q03	4Q02	1Q02

GAAP Net income (loss)	$151	$(223)	$218	$0.17	$(.27)	$.26
Cumulative effect of accounting change	47	—	(34)	0.06	—	(.04)
Discontinued operations – operating (income) loss	(3)	20	—	—	.03	—
Discontinued operations – loss on Divestitures	—	78	—	—	.09	—

GAAP Income (loss) from continuing operations	$195	$(125)	$184	$0.23	$(.15)	$.22

One-time charges:
Special items – restructurings	(3)	95	—
Special items – loss on divestitures	—	143	—
Goodwill impairment	—	20	—

Income from continuing operations excluding one-time charges (1)	$192	$133	$184	$0.23	$0.16	$0.22

Average diluted shares outstanding				846	844	854

(1)	Alcoa believes that presenting income from continuing operations excluding one-time charges is an additional measure of performance that investors can use to compare operating results between reporting periods. The schedule above allows for ease of analysis in reviewing Alcoa’s earnings performance using these measures. Income from continuing operations excluding one-time charges can provide a more relevant view of a company’s performance.

Alcoa and subsidiaries
Condensed Statement of Consolidated Income (unaudited)
(in millions, except per-share, share and metric ton amounts)

	Quarter ended

	March 31	March 31	December 31
	2003	2002	2002

Sales	$5,112	$4,900	$5,061
Cost of goods sold	4,073	3,968	4,088
Selling, general administrative and other expenses	294	273	339
Research and development expenses	50	51	58
Provision for depreciation, depletion and
Amortization	285	259	297
Impairment of goodwill	—	—	44
Special items	(4)	—	368
Interest expense	88	75	97
Other income, net	(37)	(55)	(67)

	4,749	4,571	5,224
Income (loss) from continuing operations before taxes on income	363	329	(163)
(Provision) benefit for taxes on income	(109)	(104)	36

Income (loss) from continuing operations before minority interests’ share	254	225	(127)
Less: Minority interests’ share	59	41	(2)

Income (loss) from continuing operations	195	184	(125)
Income (loss) from discontinued operations	3	—	(98)
Cumulative effect of accounting change	(47)	34	—

NET INCOME (LOSS)	$151	$218	$(223)

Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations	$.23	$.22	$(.15)
Loss from discontinued operations	—	—	(.12)
Cumulative effect of accounting change	(.06)	.04	—

Net income (loss)	$.17	$.26	$(.27)

Diluted:
Income (loss) from continuing operations	$.23	$.22	$(.15)
Loss from discontinued operations	—	—	(.12)
Cumulative effect of accounting change	(.06)	.04	—

Net income (loss)	$.17	$.26	$(.27)

Average number of shares used to compute:
Basic earnings per common share	845,065,093	847,105,553	844,456,673
Diluted earnings per common share	846,328,622	854,151,135	844,456,673
Common stock outstanding at the end of the period	845,157,381	846,809,997	844,819,462

Currency translation adjustments included in net income	$	(13)	$	2	$2
Shipments of aluminum products (metric tons)		1,192,000		1,251,000	1,320,000

Alcoa and subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	(unaudited)
	March 31	December 31
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$370	$344
Receivables from customers, less allowances:
$127 in 2003 and $120 in 2002	2,611	2,378
Other receivables	253	174
Inventories	2,557	2,441
Deferred income taxes	457	468
Prepaid expenses and other current assets	437	508

Total current assets	6,685	6,313

Properties, plants and equipment, at cost	23,606	23,120
Less: accumulated depreciation, depletion and Amortization	11,420	11,009

Net properties, plants and equipment	12,186	12,111

Goodwill	6,365	6,365
Other assets	4,511	4,446
Assets held for sale	609	575

Total assets	$30,356	$29,810

LIABILITIES
Current liabilities:
Short-term borrowings	$32	$37
Accounts payable, trade	1,762	1,618
Accrued compensation and retirement costs	846	933
Taxes, including taxes on income	817	818
Other current liabilities	865	970
Long-term debt due within one year	75	85

Total current liabilities	4,397	4,461

Long-term debt, less amount due within one year	8,672	8,365
Accrued postretirement benefits	2,304	2,320
Other noncurrent liabilities and deferred credits	2,931	2,878
Deferred income taxes	509	502
Liabilities of operations held for sale	90	64

Total liabilities	18,903	18,590

MINORITY INTERESTS	1,370	1,293

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	6,098	6,101
Retained earnings	7,451	7,428
Treasury stock, at cost	(2,819)	(2,828)
Accumulated other comprehensive loss	(1,627)	(1,754)

Total shareholders’ equity	10,083	9,927

Total liabilities and equity	$30,356	$29,810

Alcoa and subsidiaries
Segment Information (unaudited)
(in millions, except realized prices)

Consolidated Third-Party Revenues:	1Q02	2Q02	3Q02	4Q02	2002	1Q03

Alumina and Chemicals	425	419	469	430	1,743	449
Primary Metals	764	788	792	830	3,174	732
Flat-Rolled Products	1,156	1,192	1,162	1,130	4,640	1,152
Engineered Products	1,319	1,330	1,238	1,131	5,018	1,361
Packaging and Consumer	618	672	752	840	2,882	750
Other	618	757	731	700	2,806	668

Total	4,900	5,158	5,144	5,061	20,263	5,112

Consolidated Intersegment
Revenues:	1Q02	2Q02	3Q02	4Q02	2002	1Q03

Alumina and Chemicals	229	233	235	258	955	240
Primary Metals	629	770	637	619	2,655	840
Flat-Rolled Products	15	18	21	14	68	20
Engineered Products	8	10	8	8	34	9
Packaging and Consumer	—	—	—	—	—	-
Other	—	—	—	—	—	-

Total	881	1,031	901	899	3,712	1,109

Consolidated Third-Party Shipments
(KMT’s):	1Q02	2Q02	3Q02	4Q02	2002	1Q03

Alumina and Chemicals	1,825	1,796	1,939	1,926	7,486	1,794
Primary Metals	503	507	517	546	2,073	453
Flat-Rolled Products	439	456	446	433	1,774	434
Engineered Products	221	244	223	203	891	217
Packaging and Consumer	30	31	46	55	162	36
Other	58	87	80	83	308	52

Total Aluminum	1,251	1,325	1,312	1,320	5,208	1,192

Average realized price -Primary	0.66	0.67	0.66	0.66	0.66	0.69

After-Tax Operating Income (ATOI):	1Q02	2Q02	3Q02	4Q02	2002	1Q03

Alumina and Chemicals	65	73	93	84	315	91
Primary Metals	143	175	175	157	650	166
Flat-Rolled Products	61	66	46	47	220	53
Engineered Products	58	44	33	(28)	107	29
Packaging and Consumer	28	55	51	64	198	53
Other	7	19	8	(43)	(9)	9

Total	362	432	406	281	1,481	401

Reconciliation of ATOI to
Consolidated Net Income:	1Q02	2Q02	3Q02	4Q02	2002	1Q03

Total ATOI	362	432	406	281	1,481	401
Impact of intersegment profit eliminations	(3)	(1)	(5)	3	(6)	7
Unallocated amounts (net of tax):
Interest income	10	9	7	5	31	5
Interest expense	(49)	(54)	(62)	(62)	(227)	(57)
Minority interests	(41)	(47)	(49)	2	(135)	(59)
Corporate expense	(58)	(53)	(40)	(83)	(234)	(57)
Special items	—	—	(25)	(261)	(286)	4

Discontinued operations	—	(5)	(9)	(98)	(112)	3
Accounting change	34	—	—	—	34	(47)
Other	(37)	(49)	(30)	(10)	(126)	(49)

Consolidated net income	218	232	193	(223)	420	151